CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

                            OF EMPIRE OKLAHOMA, INC.

                       BEFORE RECEIPT OF PAYMENT OF STOCK





Empire Oklahoma, Inc., a Delaware corporation, CERTIFIES:

1. The corporation has not received any payment for any of its stock.

2. The amendment to the corporation's Certificate of Incorporation set forth in the following resolution has been duly adopted by the corporation's sole director in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware:

               "RESOLVED,   that  the  Certificate  of   Incorporation   of  the
          corporation be amended by striking Article 1 in its entirety and replacing therefor:

               `1.  The  name  of  the  corporation  is  Seneca
          Independence Pipeline Company.'"

         IN WITNESS WHEREOF, Empire Oklahoma, Inc. has caused this Certificate of Amendment to be executed by its sole director this 24th day of July, 1997.



                                              Empire Oklahoma, Inc.


                                              By:    /s/ Richard Hare
                                                     ----------------------

                                                     Richard Hare
                                                     Director